Exhibit 99.1 Press Release
Penske Automotive Group, Inc., 2555 Telegraph Rd. Bloomfield Hills, MI 48302

FOR IMMEDIATE RELEASE

BLOOMFIELD HILLS, MI, October 14, 2020 – Penske Automotive Group, Inc. (NYSE:PAG), a diversified international transportation services company, today announced that its Board of Directors has reinstated the Company’s dividend, declaring a cash dividend of $0.42 per share. The dividend is payable on December 1, 2020, to shareholders of record on November 10, 2020.

Commenting on the dividend reinstatement, Chair Roger Penske said, “I am pleased to announce the reinstatement of our dividend. The actions we took to mitigate the impact of Covid-19, coupled with the improvement in business conditions in the third quarter, were instrumental in our ability to preserve liquidity and repay at maturity $300 million in Senior Subordinated Notes in August. I am confident in the strength of our financial position and our ability to reinstate the dividend at this time.”

About Penske Automotive

Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company that operates automotive and commercial truck dealerships principally in the United States, the United Kingdom, Canada, and Western Europe, and distributes commercial vehicles, diesel engines, gas engines, power systems and related parts and services principally in Australia and New Zealand. PAG is a member of the Fortune 500, Russell 1000, and Russell 3000 indexes, and is ranked among the World’s Most Admired Companies by Fortune Magazine. For additional information, visit the company’s website at www.penskeautomotive.com.

Inquiries should contact:

248-648-2810 jcarlson@penskeautomotive.com	248-648-2540 tpordon@penskeautomotive.com
J. D. Carlson Executive Vice President and Chief Financial Officer 248-648-2810 jcarlson@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development 248-648-2540 tpordon@penskeautomotive.com

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